Exhibit 10.35

Transmedia Network, Inc.

SEVERANCE PAY PLAN AND SUMMARY PLAN DESCRIPTION

1.	Scope and Purpose

The Transmedia Network, Inc. Severance Pay Plan (the “Plan”) is applicable to all regular, full-time employees of Transmedia Network, Inc. and its subsidiaries (collectively, the “Company”). This Plan is intended to constitute an “employee welfare benefit plan” under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

The Plan replaces and supersedes any other plan, practice, policy, or program, whether written or unwritten, relating to the payment of severance or unemployment benefits of any kind by the Company to its employees. The terms of the Plan, as set forth in this document, are effective as of October 19, 1998. This document will also constitute the Summary Plan Description of the Plan pursuant to the requirements set forth in applicable U.S. Department of Labor regulations pertaining to such matters at Section 2520.102-3, Subpart B, Part 2520, Title 29, of the Code of Federal Regulations.

2.	Eligibility

A severance payment will be made only when an eligible employee’s termination is initiated by the Company. An employee who resigns, retires or claims a constructive discharge is not eligible for a severance payment. Only regular, full-time employees of the Company who meet the requirements of this Section II of the Plan will be considered “eligible employees” under the Plan. Eligible employees will receive a severance payment determined in accordance with Section III, subject to all provisions of the Plan.

Employees who are eligible for severance pay are those employees designated by the Plan Administrator as eligible for such benefits, and who are terminated as a result of an involuntary termination by the Company without “cause” with no prospect of reassignment. For purposes of this Plan, “cause” shall be determined by the Plan Administrator in its discretion, and shall mean (i) an employee’s gross negligence or gross incompetence in the performance of his duties for the Company; (ii) the intentional nonperformance of any of an employee’s duties and responsibilities, or the willful failure to follow a lawful order or directive from an employee’s supervisor; (iii) an employee’s dishonesty, fraud or misconduct with respect to the business or affairs of the Company; (iv) an employee’s conviction of a felony crime or any misdemeanor involving moral turpitude; or (v) an employee’s chronic alcohol abuse or drug abuse; provided, however that if an employee is party to any employment agreement with the Company that defines cause, then for purposes of the Severance Plan “cause” shall also include the meaning as set forth in such employment agreement.

No employee will be eligible for severance pay unless the Plan Administrator shall determine that such employee shall be eligible. In addition, no employee shall be eligible hereunder if, through a reorganization of the Company, a sale of the Company or any portion of the Company, either through a sale or exchange of stock or assets, or an outsourcing or relocation of a division, department, business unit or function, such employee has been offered reasonably comparable employment, as determined by and in the sole discretion of the Plan Administrator, with the Company or with another employer. In addition, no severance pay will be awarded under the Plan when an employee is transferred to or otherwise becomes employed or is offered employment by, between or among any subsidiary or affiliate of the Company. In addition, employees who have a written employment contract or agreement containing a severance payment arrangement shall not be eligible for severance benefits under this Plan during the period of the effectiveness of such contract or agreement, and such arrangement shall supersede, and not be in addition to, any entitlement to benefits under this Plan.

It is a further condition of eligibility for the severance payment provided under this Plan that the employee sign a written release of all claims against the Company and all related individuals and entities, in form and substance satisfactory to the Plan Administrator, and such release has become effective in accordance with its terms and applicable law. The failure or refusal of an employee to sign such a release or the revocation of such a release will disqualify an otherwise eligible employee from receiving a severance benefit under the Plan.

3.	Severance Benefits

Subject to the terms of the Plan, an eligible employee will receive a severance benefit in an amount based upon the following:

A. Hourly Employees - One “week of pay” (as defined below) for each complete year of service with the Company, with a maximum benefit of ten (10) weeks of pay. For purposes of this Section III(A), a “week of pay” for an hourly employee is calculated by multiplying an hourly employee’s current hourly rate of pay by 40.

B. Salaried Employees; Grade 1 (for example, without limitation, staff, secretarial and other administrative) - One week of base salary for each complete year of service with the Company, with a maximum benefit of ten (10) weeks of base salary.

C. Sales Representatives - One month’s salary (excluding all commissions) for each complete year of service with the Company, with a maximum of six (6) month’s salary (excluding all commissions).

D. Salaried Employees; Grade 2 (for example, without limitation, line supervisors, department heads and similar positions) - One month of base salary for each complete year of service with the Company, with a maximum benefit of six (6) months of base salary.

E. Sales Managers - Three (3) months base salary, plus one additional month of base salary for each complete year of service with the Company, with a maximum of twelve (12) months base salary.

F. Salaried Employees; Grade 3 (senior executives and officers) - Six (6) months base salary, plus one additional month of base salary for each complete year of service with the Company, with a maximum of twelve (12) months base salary.

There shall be no pro-rata severance payments for partial years of service with the Company.

The amount of severance, however, if any, which is to be paid hereunder will be determined by the Plan Administrator in its sole discretion. Although the general guideline will be the amount set forth in this Section III of the Plan, the general guideline may be adjusted by the Plan Administrator based upon such factors as the Plan Administrator may determine in its discretion.

4.	Form of Severance Payment

Subject to Section V of the Plan, severance payments may be made in a single lump sum or may be paid over time, at the discretion of the Plan Administrator, and will be reduced by any applicable federal, state, and local tax withholdings and by any garnishments or other court ordered wage deductions. Any cash or other advances made to an employee must be repaid before any severance payment will be made. Payment will be made as soon as administratively practical after the employee’s termination date, and after the effectiveness of the release required pursuant to Section III hereof.

Severance payments provided hereunder are the maximum benefits that the Company will pay. To the extent that any federal, state or local law, including, without limitation, so-called “plant closing” laws, requires the Company to give advance notice or make a payment of any kind to an eligible employee because of that employee’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, change of control, or any other similar event or reason, the benefits provided under the Plan will be reduced or eliminated by the amount of any such notice or payment.

5.	No Additional Rights or Benefits

There should not be drawn from the provision by the Company of severance payments pursuant to the Plan any implication of reinstatement, continued employment or of continued right to accrual of, and no Plan participant will accrue or be entitled to, any additional employee benefits, including but not limited to health (other than as provided pursuant to the continuation coverage requirements of ERISA, at employee cost) and life insurance benefits, participation in the Company’s savings, pension, welfare or other plans, programs, policies or arrangements, vacation days, paid holidays, paid sick days or other or similar benefits, all of which will terminate as of the date of the employee’s termination from employment with the Company. No credit of any kind will be given for benefits purposes for any payments made under this Plan.

6.	Amendment and Termination

The Company retains and reserves the right in its sole discretion to amend and/or terminate the Plan in whole or in part at any time and from time to time, without either the consent of, or prior notification to, any Plan participant.

From time to time, the Company may elect to append provisions of limited duration to the Plan to govern what the Company determines to be special circumstances governing a substantial number of employees. Each such appendix, during the period stipulated therein, will be deemed a part of the Plan. Except as otherwise stated in any such appendix applicable to any employee, the rights of such employee, as stated in such appendix, will supersede the rights provided under the Plan, the benefits provided under such appendix will be in lieu of comparable or stipulated benefits provided under the Plan, and there will be no duplication of benefits.

7.	Claims Procedure

1.	Denial of Claim.

An eligible employee may submit a written claim for benefits under the Plan to the Plan Administrator.

If the Plan Administrator denies, in whole or in part, an employee’s claim for severance benefits under the Plan, the Plan Administrator will give the employee written notice within 90 days following the date on which the claim is filed, which notice will set forth:

1.	the specific reason or reasons for the denial;

2.	specific reference to pertinent Plan provisions on which the denial is based;

3.	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

4.	an explanation of the Plan’s claim review procedures.

If special circumstances require an extension of time for processing the claim, written notice of an extension will be furnished to the claimant prior to the end of the initial period of 90 days following the date on which the claim is filed. Such an extension may not exceed a period of 90 days beyond the end of the initial 90 day period.

2.	Claim Review Procedure.

An employee will have 60 days after receipt of written notification of denial of a claim to request a review of the denial by making written request to the Plan Administrator, which request must set forth all of the facts upon which the request for review is based. Requests for review which are not timely filed will be barred.

Within 60 days following receipt of such a request for review, the Plan Administrator will review its prior decision denying the claim, and will render and furnish to the claimant a written decision which will include specific reasons for the decision, and will make specific references to pertinent Plan provisions on which it is based. If special circumstances require an extension of time for processing, the decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review, provided that written notice and explanation of the delay are given to the claimant prior to commencement of the extension. Such decision by the Plan Administrator will be final and binding upon all persons and will not be subject to further review.

8.	ERISA Rights

The following is presented in accordance with the provisions of Section 2520.102-3(t), Subpart B, Part 2520, Title 29, of the Code of Federal Regulations concerning the statement of employees’ ERISA rights under the Plan, pursuant to the U.S. Department of Labor regulations.

Plan participants are entitled to examine without charge the Plan and copies of all documents regarding the Plan filed with the U.S. Department of Labor, such as detailed annual reports and plan descriptions. Plan participants may obtain additional copies of the Plan upon written request to the Human Resources Department. The Human Resources Department may require a reasonable charge for the copies. Employees are entitled to receive a description of the Plan’s annual financial report.

In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of employees and other plan participants and beneficiaries. No one, including the Plan Sponsor or any other person, may fire an employee or otherwise discriminate against an employee in any way to prevent an employee from obtaining a benefit or exercising his or her rights under ERISA. If a Plan participant’s claim for a benefit under the Plan is denied in whole or in part such participant must receive a written explanation of the reason for the denial. A Plan participant has the right to have the Plan Administrator review and reconsider his or her claim.

Under ERISA, there are steps a Plan participant can take to enforce the above rights. For instance, if a Plan participant requests materials from the Plan and does not receive them within 30 days, the participant may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the participant up to $110 a day until the participant receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If a Plan participant has a claim for benefits which is denied or ignored, in whole or in part, in the Claims Procedure set forth in this Plan, such participant may file suit in a state or federal court. If an employee is discriminated against for asserting his or her rights, he or she may seek assistance from the U.S. Department of Labor or may file suit in a federal court. The court will decide who should pay court costs and legal fees. If the Plan participant is successful, the court may order the entity or person sued to pay these costs and fees. If the participant loses, the court may order that the participant pay these costs and fees, for example, if it finds the participant’s claim to be frivolous. If Plan participants have any questions about the Plan, they should contact the Plan Administrator. If Plan participants have any questions about this statement or about their rights under ERISA, they should contact the nearest Area Office of the U.S. Department of Labor, Pension and Welfare Benefits Administration, Division of Technical Assistance and Inquiries, 200 Constitution Avenue N.W., Washington D.C.

9.	Plan Sponsor Name, Address and Telephone Number

The Plan is sponsored by: Transmedia Network, Inc. (the “Plan Sponsor”).

The Plan Sponsor’s Address is:

Transmedia Network Inc.

11900 Biscayne Boulevard

North Miami, Florida 33181

The Plan Sponsor’s Telephone Number is: (800) 438-9013.

10.	Plan Administrator

The Plan is administered by Transmedia Network, Inc. (the “Plan Administrator”). The Plan Administrator has all powers necessary to determine, in its sole discretion, all questions concerning the administration of the Plan, including questions of eligibility and the amount of any benefits payable hereunder. It is the duty of the Plan Administrator to determine the eligibility of an employee to participate in the Plan. In addition, the Plan Administrator has full discretionary power and authority to construe, interpret, administer and apply the provisions of the Plan, including full power and authority to correct any defects, deficiencies or omissions and to reconcile any inconsistencies herein or supply omissions, in such a manner and to such an extent as he or she deems necessary or desirable to effectuate the Plan. The Plan Administrator may make such rules and regulations for the administration of the Plan as it deems necessary or desirable. All decisions, actions and interpretations of the Plan Administrator will be made in its sole discretion, need not be uniformly applied to similarly situated individuals and are final, conclusive and binding on all persons.

Employees of the Company acting on behalf of the Plan Administrator will be paid or reimbursed by the Company all reasonable expenses of such employees incurred pursuant to their duties under the Plan upon proper documentation. In addition, employees acting on behalf of the Plan Administrator will be indemnified by the Company, in accordance with applicable laws of the State of Delaware and the bylaws of the Company, against personal liability for actions taken in good faith in the discharge of the duties of the Plan Administrator.

The Plan Administrator may be contacted at the address and the phone number listed in Section IX of the Plan.

11.	Type of Plan

The Plan is a severance pay plan.

The Plan is not intended to be included in the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA. Rather, the Plan is intended to be an employee welfare benefit plan, and to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, § 2510.3-2(b). Accordingly, the benefits paid by the Plan are not deferred compensation and no employee will have a vested right to such benefits.

12.	Agent for Legal Process

Legal process may be served on the “Plan Administrator—Severance Plan,” c/o Mr. Kenneth R. Posner, Senior Vice President and Chief Financial Officer, at the Company’s address set forth in Section IX of the Plan.

13.	Plan Year

The Plan’s fiscal records are maintained on a fiscal year basis, from October 1 through September 30. The Plan is effective as of October 19, 1998. The first Plan year is a short plan year, from October 19, 1998 through September 30, 1999.

14.	Identification Number; Plan Number

The Company’s employer identification number is 84-6028875. The Plan number assigned by the Company is 503.

15.	Funding

Benefits payable under the Plan will be paid solely from the general assets of the Company. The Plan will not be funded and no trust fund or other segregated fund will be established for this purpose.

16.	Assignment or Alienation

Assignment or alienation of any benefits provided by the Plan will not be permitted or recognized except as otherwise authorized by applicable law.

17.	Miscellaneous

1.	Severability of Provisions - If any provision of the Plan is held invalid or unenforceable, such invalidity or unenforceability will not affect any other provisions hereof, and the Plan will be construed and enforced as if such provisions had not been included.

2.	Headings and Captions - The headings and captions herein are provided for reference and convenience only, will not be considered part of the Plan, and will not be employed in the construction of the Plan.

3.	Lost Payees - A payment will be deemed forfeited if the Plan Administrator is unable to locate an employee to whom a payment is due. Such payment will be reinstated if application is made by the employee for the forfeited payment while the Plan is in operation but in no event more than one year after the payment first became due and payable.

4.	Controlling Law - This Plan will be construed and enforced in accordance with ERISA, and, to the extent not preempted, the laws of the State of Florida without regard to conflict of laws principles.